Exhibit 5.1

Highway Holdings Limited Suite 1801, Level 18, Landmark North 39 Lung Sum Avenue Sheung Shui New Territories Hong Kong	Your Ref
	Our Ref	60007355.0001
	Doc.	12172983.1
	Date	November 23, 2022

Dear Sirs

Highway Holdings Limited, company number 32576 (Company)

1.	We have acted as the British Virgin Islands legal advisers to the Company and have been asked to advise in connection with a Form F-3 Registration Statement under the Securities Act of 1933 (the US Securities Act) registering the offering and sale by the Company from time to time of up to US $15,000,000 in aggregate of (i) common shares, par value of US$0.01 per share (Common Shares), including the associated rights to purchase shares of the Company’s Series A preferred shares of par value $0.01 per share (the Rights), that, as we are informed, are intended to be traded with the Common Shares prior to the occurrence of certain events (none of which has occurred as of the date of this opinion letter); (ii) warrants to purchase Common Shares (Warrants); and (iii) units comprising any combination of Common Shares and Warrants (the Units) (the Form F-3).

The Common Shares, the Rights, the Warrants and the Units are collectively referred to herein as the Securities. The Securities are being registered for offer and sale by the Company from time to time pursuant to Rule 415 of the US Securities Act.

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	a copy of the final draft form of the Form F-3 sent to us by electronic mail on 18 November 2022;

(b)	a copy of the memorandum and articles of association and certificate of incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 23 November 2022;

(c)	the Rights Agreement, dated as of 8 May, 2018 (the Rights Agreement), between the Company and Computershare Trust Company, N. A., as rights agent, pursuant to which the Rights will be issued; and

(d)	information revealed by our searches of:

(i)	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 23 November 2022 of the statutory documents and records maintained by the Company at its registered office;

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 23 November 2022; and

(iii)	the records of proceedings on file with, and available for inspection on 23 November 2022 at the High Court of Justice, British Virgin Islands, (the Searches).

3.	For the purposed of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;

(b)	the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;

(c)	that the information indicated by the Searches is complete and remains true and correct.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)	Existence and Good Standing. The Company is a company duly incorporated with limited liability for an unlimited duration under the BVI Business Companies Act, 2004, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

(b)	Issue of Common Shares. When the issuance and the terms of the sale of the Common Shares and the Rights have been duly authorised by the board of directors of the Company in accordance with its memorandum and articles of association and the Rights Agreement , and such shares and Rights have been issued and delivered against payment of the purchase price, in accordance with the applicable definitive purchase, underwriting or similar agreement (including the Rights Agreement), and as contemplated by the Form F-3, and, if issued upon the exercise of the Warrants, when such shares have been duly issued (including the updating of the Company’s register of members) and delivered as contemplated by the terms of the Warrants, and if the Rights associated with such shares of Common Shares have been duly issued and delivered in accordance with the terms of the Rights Agreement, (i) the Common Shares will be validly issued, fully paid and non-assessable, and (ii) such Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(c)	Issue of Warrants. When the issuance and the terms of the sale of the Warrants have been duly authorised by the board of directors of the Company in accordance with the Company’s memorandum and articles of association, and the terms of the Warrants and of their issuance and sale have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Warrants have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Form F-3, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(d)	Issue of Units. When the issuance and the terms of the sale of the Units have been duly authorised by the board of directors of the Company in accordance with the Company’s memorandum and articles of association and the terms of issuance and sale of shares of such Units have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and such Units have been issued (including the updating of the Company’s register of members where applicable) and delivered against payment of the purchase price in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Form F-3 the Units will be validly issued, fully paid and nonassessable.

5.	In connection with the above opinion, we hereby consent:

(a)	to the use of our name in the Form F-3, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

(b)	to the filing of this opinion as an exhibit to the Form F-3.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matters.

Yours faithfully

/s/ COLLAS CRILL L.P.

COLLAS CRILL L.P.